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                                FIRST AMENDMENT TO
                AGREEMENT FOR ISSUANCE AND SALE OF COMMON STOCK


     This First Amendment to the Agreement for Issuance and Sale of Common Stock (the "First Amendment") is dated as of April 28, 2005, by and between Petrol Industries, Inc., a Nevada corporation (the "Company"), and SHWJ Oil & Gas Co. Inc., a Texas corporation (the "Purchaser"):

                                   RECITALS
                                   --------

     A. The Company and Purchaser executed that certain Agreement for Issuance and Sale of Common Stock dated as of March 30, 2005 (the
"Agreement"), providing for the sale by the Company of one million two hundred forty thousand six hundred twelve (1,240,612) authorized and unissued shares of its common stock for .40/share for a total purchase price of Four Hundred Ninety Six Thousand, Two Hundred Forty Four ($496,244) Dollars.

     B. Whereas the Agreement previously provided that OMDA Oil & Gas Management would purchase the account receivable described below, the parties hereby intend to amend the Agreement to provide that concurrently with the consummation of the transactions contemplated in the Agreement, the Purchaser will purchase the outstanding account receivable held by Joseph M. Rodano in the principal amount of One Million one hundred ten thousand, one hundred thirty ($1,110,130.00) dollars, plus all accrued interest (the "Rodano Indebtedness"), at a cash purchase price equal to an amount that is 20% of the principal plus all accrued interest and a 1% overriding royalty interest on all wells owned by Wooldridge Production and Four Star Production, all pursuant to an Agreement for sale of Account Receivable between the Purchaser and Joseph
M. Rodano, such account receivable being an obligation of the Company.

     C. Whereas the Agreement previously provided that the Purchaser would purchase shares of common stock of the Company owned by Joseph M. Rodano, concurrently with the First Closing, the parties intend hereby to amend the Agreement to provide that purchase of such stock shall be consummated at a date mutually agreed to by the Purchaser and Joseph M. Rodano.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, hereby agree as follows:

     SECTION 1. DEFINED TERMS. Unless amended hereby or the context other-wise requires, the capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement, as amended.

     SECTION 2. AMENDMENT TO SECTION 2.3. Section 2.3 of the Agreement is hereby amended as follows:

     2.3 SECOND CLOSING DATE. The closing of the issuance and sale of the Second Stock (the "Second Closing") shall occur at 10 a.m., local time on the third business day after the Company has obtained the shareholder approvals as required in this Agreement and in no event later than May 24, 2005, however, in the event that the parties agree that shareholder approval is not required then the Second Closing shall occur May 19, 2005, or at any other later time and date the Company and the Purchaser agree upon, but in no event shall the Second Closing occur after May 24, 2005. Parties may close earlier upon the request of Purchaser.

     SECTION 3. AMENDMENT TO SECTION 5.2(e). Section 5.2(e) of the Agreement is hereby deleted.

     SECTION 4. AMENDMENT TO SECTION 5.2(g). Section 5.2(g) of the Agreement is hereby amended as follows:

     (g) SHAREHOLDER APPROVAL. Company shall have either determined in consultation with the Purchaser that shareholder approval of all or any part of the transactions contemplated herein are not necessary or initiated steps necessary to call a special shareholders meeting in order to obtain shareholder approval for the change in the management of the Board of Directors of the Company, any such shareholder approval being subject to the consummation of the Second Closing.

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     SECTION 5.  AMENDMENT TO SECTION 5.3(b).  Section 5.3(b) of the Agreement
is hereby amended by adding the following to the end of that paragraph:

          "No legal action, order or challenge shall have been filed or be pending or threatened, against or affecting the Company, its directors or officers, that questions the validity of this Agreement, or any other agreements, instruments or documents entered into by Company pursuant to this Agreement or the right of the Company to enter into them or to consummate the transactions contemplated hereby or thereby."

     SECTION 6. AMENDMENT TO SECTION 5.3(d). Section 5.3(d) of the Agreement is hereby amended as follows:

     (d) RESIGNATION OF DIRECTORS. Each of the members of the Board of Directors of the Company and the Officers of the Company shall have tendered their resignations effective immediately upon the conclusion of the Second Closing.

     SECTION 7. AMENDMENT TO SECTION 5.3. Section 5.3 of the Agreement is hereby amended by adding the following to the end of that section:

     (e) APPOINTMENT OF DIRECTOR TO FILL VACANCY. The current members of the Board of Directors of the Company shall have appointed a designee of the Purchaser to fill the vacancy on the Board of Directors, such appointment to be effective upon the conclusion of the First Closing.

     SECTION 8. AMENDMENT TO SECTION 5.4(b). Section 5.4(b) of the Agreement is hereby amended by adding the following to the end of that paragraph:

     "No legal action, order or challenge shall have been filed or be pending or threatened, against or affecting the Company, its directors or officers, that questions the validity of this Agreement, or any other agreements, instruments or documents entered into by Company pursuant to this Agreement or the right of the Company to enter into them or to consummate the transactions contemplated hereby or thereby."

     SECTION 9. AMENDMENT TO SECTION 5.4(f). Section 5.4(f) of the Agreement is hereby amended as follows:

     (f) PROVISION FOR PURCHASE OF THE RODANO INDEBTEDNESS. Satisfactory provision shall have been made for purchase of the Rodano Indebtedness by Purchaser concurrently with the Second Closing.

     SECTION 10. AMENDMENT TO SECTION 5.4(h). Section 5.4(h) of the Agreement is hereby amended as follows:

     (h) SHAREHOLDER APPROVAL. Company shall have either determined in consultation with the Purchaser that shareholder approval of all or any part of the transactions contemplated herein are not necessary or Company shall have obtained shareholder approval for the change in the management of the Board of Directors of the Company, such shareholder approval being subject to the consummation of the Second Closing.

     SECTION 11. AMENDMENT TO SECTION 7. Section 7 of the Agreement is hereby amended by adding new Section 7.4 as follows:

     "7.4 FAILURE TO COMPLETE SECOND CLOSING. Notwithstanding any contrary provision in this Agreement, if the Second Closing is not consummated by the close of business on May 24, 2005 (other than through the failure of the Company to fully comply with its obligations under this Agreement) and this Agreement is terminated then the Purchaser shall pay an amount equal to Company's legal fees incurred in connection with the preparation and consummation of this transaction and upon such event the Purchaser further agrees to indemnify, defend and hold harmless the Company, and its directors and officers (each an Indemnified Party") (to the extent allowed under Nevada law) from and against any and all claims, liabilities, losses, damages and expenses asserted against or incurred by any Indemnified Party, which are related to or arise out of the Company's failure to accept other offers for the sale of Company Stock."


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     SECTION 12.  CONTINUED EFFECT. Except as expressly modified herein, the
Agreement shall continue in full force and effect. The Agreement is hereby ratified and confirmed by the parties hereto.


                         [SIGNATURE PAGES FOLLOW]

WITNESSES:                                PETROL INDUSTRIES, INC.:



    s/Gail Johnson                            s/Joseph M. Rodano
__________________________________        __________________________________
Printed Name:  Gail Johnson               Joseph M. Rodano, President



    s/Karen M. Uhlinger
__________________________________
Printed Name: Karen M. Uhlinger



WITNESSES:		                  SHWJ OIL & GAS CO., INC.:


   s/Mario Lanza                               s/Joe Lanza
__________________________________        ___________________________________
Printed Name:  Mario Lanza                Joe Lanza, President


   s/Gary Love
__________________________________
Printed Name:  Gary Love